Contact Information:

CCG Elite
Crocker Coulson, President
Leslie Richardson, Financial Writer
Tel: +1-310-231-8600
Email: crocker.coulson@ccgir.com
leslie.richardson@ccgir.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Third Quarter Fiscal 2007 Results

SHANGHAI, China, May 15, 2007 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced today its third quarter results for the period ending March 31, 2007.

Third Quarter Highlights

•	Revenue increased 36% year-over-year to $11.6 million
•	Newly launched export program accounted for 14.4% of total revenue, began shipments to Indonesia and the Philippines
•	Gross profit was $3.4 million, up 8.4% year-over-year
•	New cold-rolled mill currently operating at 30% capacity
•	Raised $20.3 million in additional capital to fund capacity expansion program

Revenue for the third quarter of 2007 was $11.6 million, up 36% from $8.5 million in the third quarter of 2006. The increase in revenue was driven by increased sales of both high carbon and low carbon precision steel. Gross profit for the quarter was $3.4 million, up 8.4% from $3.1 million in the same period a year ago. Net income was $1.4 million, down 55.4% from $3.1 million in the comparable period a year ago. Fully diluted earnings per share for the quarter were $0.05.

“We continue to experience strong demand for our cold-rolled precision steel from our current customers and new customers both domestically and internationally, resulting in our strong revenue growth. Our second cold-rolled mill with 150,000 metric tons of capacity is operating at 30% capacity, and we anticipate it will reach 50% by the end of calendar 2007,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO. “The market environment remains favorable for our products as we continue to see demand outpacing domestic supply.”

Revenue growth in the quarter was driven by increased volume of precision steel products to 16,110 tons, up 53% from 10,534 tons in the third quarter of 2006. High carbon and low carbon products accounted for 53% and 47%, respectively, compared to 58% and 42%, respectively, in the same period a year ago. Revenue from exports was $1.7 million, or 14.4% of total revenues. China Precision Steel began to export low carbon steel products in the second quarter of 2007. During the third quarter of 2007, the company expanded its exports to include the Philippine and Indonesian markets.

Gross profit in the third quarter of 2007 was $3.4 million, up 8.4% from gross profit in the third quarter of 2006 of $3.1 million. Gross margin was 29.0% compared to 36.4% from the prior year period. Gross margin was impacted by higher amortization costs associated with the addition of a second mill in August 2006. In addition, gross margin in the third quarter of 2006 was favorably impacted by a special order of higher margin, high carbon and nickel steel, which is not a standard product for the company.

For the third quarter of 2007, selling expenses were $92,315, or 0.8% of revenue, up 68% from $54,795, or 0.6% of revenue, in the same period a year ago. The increase in selling expenses was primarily due to higher transportation expense offset by a decline in traveling expense.

General and administrative (“G&A”) expenses for the quarter were $1.4 million, or 12.2% of revenue, compared to $250,200, or 2.9% of revenue, in the third quarter of 2006. The increase in G&A is due to a combination of increased cost of being a U.S. publicly-traded company including associated one-time professional fees of $447,993 and an allowance for doubtful accounts of $519,614. China Precision Steel has a strict collection policy which includes a bad debt provision for all receivables outstanding 90 days or more.

Operating income for the third quarter was $1.9 million, down 33.8% from operating income of $2.8 million in the same quarter last year.

Net income for the third quarter of 2007 was $1.4 million, down 55.4% from $3.1 million in the third quarter of 2006. Fully diluted earnings per share were $0.05 compared to $0.13 in the comparable period a year ago. Weighted average diluted shares outstanding for the quarter increased to 29.4 million, reflecting an increase of about 8 million shares related to a $20.8 million private placement in February 2007. Weighted-average diluted shares outstanding were 24.3 million in the third quarter of 2006.

Nine Months Results

Revenues for the first nine months of fiscal 2007 were $37.1 million, up 42% from $26.2 million in the first nine months of fiscal 2006. Gross profit for the same period was $10.5 million, up 21% from $8.7 million in the first nine months of fiscal 2006. Operating income for the first nine months of fiscal 2007 was $8.2 million, up 4.6% from $7.8 million in the same period last year. Net income declined to $7.4 million in the first nine months of fiscal 2007, down 11.8% from net income of $8.4 million in the comparable period a year ago. Weighted-average diluted earnings per share were $0.29 for the first nine months of fiscal 2007 compared to $0.32 in the first nine months of fiscal 2006.

Financial Condition

As of March 31, 2007, China Precision Steel had $11.6 million in cash and cash equivalents, total liabilities of $36.3 million and working capital of $11.6 million. Cash flow from operating activities was $3.0 million and days sales outstanding were 54 days for the third quarter 2007. Shareholders’ equity stood at $39.1 million compared to $11.7 million as of June 30, 2006.

Business Outlook

China Precision Steel has been increasing its production capacity for cold-rolled precision steel as demand in China outpaces domestic supply. The company began production of its second cold-rolled mill with 150,000 metric tons of capacity in October 2006 and has plans to add a third mill with 150,000 metric tons of capacity by the end of calendar year 2007. Each mill takes approximately two to three years to ramp up in order to ensure smooth operations and optimal quality results before achieving full production. Currently, the new mill is operating at 30% capacity and is expected to reach 50% capacity by the end of calendar year 2007. For fiscal year 2007, the company currently anticipates revenue to be approximately $50.5 million, gross profit to be about $15.6 million and net income to be about $10.9 million. For fiscal year 2008, the company anticipates revenue to be approximately $62.5 million, gross profit to be about $20.3 million and net income to be about $14.1 million.

“We are currently a dominant producer in China of cold-rolled precision steel with 50% of the domestic production market and 5% of the total market in China. We have developed a state-of-the-art, patent-protected process that enables us to produce high quality precision steel at competitive prices both domestically and internationally,” commented Mr. Li. “Moreover, the market demand in China for high quality precision steel has grown 20% annually for the past five years, and we expect it will continue expanding as our target industries, such as the automotive and appliance industries, benefit from China’s robust economic growth.”

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. However, China Precision Steel is expanding into overseas markets such as Nigeria, Thailand, Indonesia and the Philippines, and intends to expand into Japan, the European Union and the United States in the future.

Conference Call

China Precision Steel will host a conference call on Wednesday, May 16th at 8:00 am EST to discuss third quarter results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. When prompted by the operator, mention Conference Passcode 343 183 36.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on Wednesday, May 16, 2007 at 10:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the passcode 47746446. International callers should dial 617-801-6888 and enter the same passcode 47746446.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://phx.corporate-ir.net/playerlink.zhtml?c=114741&s=wm&e=1557706. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

- Financial Tables Follow -

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended:		Nine Months Ended:
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006

Revenues
Sales revenues	$11,610,673	$8,548,765	$37,121,603	$26,154,013
Cost of goods sold	8,240,743	5,441,194	26,635,693	17,475,559

Gross profit	3,369,930	3,107,571	10,485,910	8,678,454

Operating expenses
Selling expenses	92,315	54,795	196,705	97,173
Administrative expenses	1,411,106	250,200	2,096,031	749,591
Depreciation and amortization expense	11,062	115	32,324	29,769

Total operating expenses	1,514,483	305,110	2,325,060	876,533

Income from continuing operations	1,855,447	2,802,461	8,160,850	7,801,921

Other income (expense)
Other revenues	53,436	-	53,436	177,714
Other expenses	-	(4,564)	-	(2,024)
Interest and finance costs	(196,787)	(1,873)	(514,869)	(25,214)

Total other income (expense)	(143,351)	(6,437)	(461,433)	150,476

Net income from continuing operations
before income tax	1,712,096	2,796,024	7,699,417	7,952,397

Provision for (benefit from) income tax
Current	1,196,573	-	2,091,886	-
Deferred	(880,694)	-	(966,099)	-

Total income tax expense	315,879	-	1,125,787	-

Net income before discontinuing operations	1,396,217	2,796,024	6,573,630	7,952,397

Net income from discontinued operations	-	333,895	831,448	446,477

Net income	$1,396,217	$3,129,919	$7,405,078	$8,398,874

Basic earnings per share
From continuing operations	$0.05	$0.12	$0.26	$0.30

From discontinued operations	$-	$0.01	$0.03	$0.02
Total	$0.05	$0.13	$0.29	$0.32

Basic weighted average shares outstanding	28,946,086	24,283,725	25,815,157	24,283,725

Diluted earnings per share
From continuing operations	$0.05	$0.12	$0.26	$0.30
From discontinued operations	$-	$0.01	$0.03	$0.02
Total	$0.05	$0.13	$0.29	$0.32

Diluted weighted average shares outstanding	29,387,360	24,283,725	25,960,101	24,283,725

The Components of comprehensive income:
Net income	$1,396,217	$3,129,919	$7,405,078	$8,398,874
Foreign currency translation adjustment	335,929	67,235	990,914	510,341

Comprehensive income	$1,732,146	$3,197,154	$8,395,992	$8,909,215

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	March 31,
	2007	June 30,
	(Unaudited)	2006

Assets

Current assets
Cash and equivalents	$11,585,601	$186,955
Accounts receivable
Trade, net of allowances of $519,614 and $138,837
at March 31, 2007 and June 30, 2006, respectively	4,600,075	13,399,003
Other	148,579	69,913
Inventory	17,831,976	6,283,910
Deposits	301,462	75,575
Advances to suppliers	9,336,756	3,138,759

Total current assets	43,804,449	23,154,115

Property and equipment
Property and equipment, net	18,517,748	8,664,417
Construction-in-progress	13,132,806	13,752,954

	31,650,554	22,417,371

Total assets	$75,455,003	$45,571,486

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$3,240,995	$1,801,466
Advances from customers	2,844,296	1,859,773
Other taxes payables	971,364	862,914
Current income taxes payable	2,513,992	-
Deferred income taxes payable	574,942	1,535,204
Amounts due to directors	2,188,221	5,896,943
Current portion of long-term debt	10,923,671	8,918,939
Notes payable	8,959,330	9,862,672

Total current liabilities	32,216,811	30,737,911

Long-term debt, net of current portion shown above	4,127,962	3,152,415

Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares
authorized, no shares outstanding at
March 31, 2007 or June 30, 2006
Ordinary stock: $0.001 par value, 62,000,000 shares

authorized, 35,361,543 and 24,283,725 issued and
outstanding at March 31, 2007 and June 30, 2006	35,362	24,284
Additional paid-in capital	21,229,164	1,375,716
Accumulated other comprehensive income	1,736,497	745,583
Retained earnings	16,109,207	9,535,577

Total stockholders' equity	39,110,230	11,681,160

Total liabilities and stockholders' equity	$75,455,003	$45,571,486

China Precision Steel, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended:
	March 31,	March 31,
	2007	2006

Cash flows from operating activities
Net Income	$7,405,078	$8,398,874
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
Depreciation	1,095,981	939,150
Less income from discontinued operations - Oralabs, Inc	(831,448)	(446,477)
Provision for doubtful accounts	519,614	-
Warrants issued for consulting	447,993	-
Net changes in assets and liabilities:
Accounts receivable, net	8,200,648	(1,069,471)
Inventories	(11,548,066)	(3,169,067)
Advances to suppliers	(6,197,997)	1,483,036
Deposits	(225,887)	(86,061)
Accounts payable and accrued expenses	1,439,529	(156,032)
Advances from customers	984,523	4,098,607
Deferred income taxes	(960,262)	-
Current income taxes	2,513,992	-
Taxes payable	108,450	(94,433)

Net cash provided by operating activities	2,952,148	9,898,126

Cash flows from investing activities
Purchases of fixed assets including construction in progress	(10,329,164)	(22,130,609)

Net cash (used in) investing activities	(10,329,164)	(22,130,609)

Cash flows from financing activities
Advances from directors, net	(3,708,722)	1,908,251
Notes payable proceeds	12,280,943	8,607,551
Repayments of notes payable	(10,204,006)	-
Proceeds from sale of common stock	19,416,533	-

Net cash provided by financing activities	17,784,748	10,515,802

Effect of exchange rate	990,914	510,341

Net increase (decrease) in cash	11,398,646	(1,206,340)

Cash and cash equivalents, beginning of year	186,955	3,133,326

Cash and cash equivalents, end of year	$11,585,601	$1,926,986
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